Contact:

Mark Land

Executive Director - Corporate Communications

(317) 610-2456

mark.d.land@cummins.com

July 27, 2010

Cummins reports sharply higher second quarter sales and profitability, increases full-year guidance

  Manufacturing productivity improvements and performance in international markets fuel growth

  Company now expects to earn 12 percent EBIT on $13 billion in sales in 2010

COLUMBUS, IN – Cummins Inc. (NYSE: CMI) today reported for the second quarter its highest quarterly earnings as a percentage of sales in more than 25 years. Continued productivity improvements in the Company’s manufacturing operations, as well as strong performance in international markets, drove significant year-over-year gains across all the Company’s business segments.

Earnings Before Interest and Taxes (EBIT) was $401 million, or 12.5 percent of sales, up from $109 million or 4.5 percent of sales in the second quarter of 2009. EBIT also improved from 10.7 percent in the first quarter of 2010.  For the first time ever, all four segments posted quarterly EBIT in excess of 10 percent of sales.

Sales of $3.21 billion in the second quarter were 32 percent higher than $2.43 billion in the same quarter in 2009. Net income attributable to Cummins Inc. in the second quarter more than quadrupled to $246 million, or $1.25 a share, compared to $56 million, or $0.28 a share, in the same period a year ago.

The sales gains were led by the Company’s Engine and Components segments, which each reported 45 percent sales improvements compared to the same period in 2009.  Power Generation sales increased 16 percent, while Distribution sales rose 24 percent.  The Company delivered these strong results even though the North American heavy duty truck market remains weak as result of the transition to new on-highway emissions standards at the beginning of the year.

Based on the Company’s performance in the first half of 2010 and its forecast for the rest of the year, Cummins today increased its financial guidance for 2010. The Company now expects to generate EBIT of 12 percent of sales on revenues of $13 billion.

“We had an outstanding quarter,” said Cummins Chairman and Chief Executive Officer Tim Solso. “The work we have done to strengthen our manufacturing operations during the downturn has resulted in significant productivity gains, and we continue to benefit from our leadership position in large and growing international markets such as China, India and Brazil.”

The Company’s non- U.S. markets continued to perform well, with sales up 51 percent outside the United States in the second quarter compared to a year ago. Sales outside the U.S. accounted for 64 percent of the Company’s revenue in the quarter.

The Company continued to return value to shareholders by repurchasing $123 million of its shares during the second quarter. The Company has now repurchased $310 million worth of stock under its current $500 million authorization.

Even with the stock repurchase, the Company improved its cash position from the first quarter of the year. The Company generated $301 million in cash from operations in the second quarter, compared to $245 million in the same period last year and $126 million in the first quarter.

“Our strong performance during the downturn has allowed us to make the investments necessary to position the Company for a period of long-term profitable growth as our markets continue to improve,” said Cummins President and Chief Operating Officer Tom Linebarger. “We are working hard to prepare for future growth, even as we continue to concentrate on managing the business through this challenging economic period.”

In other recent news:

•     In early July, Cummins announced a $100 million expansion of the High-Horsepower Technical Center and high-horsepower engine product line in Seymour, Ind. The investment in the newly renamed Seymour Engine Plant is expected to add about 200 engineering and manufacturing jobs over the next five years.

•     The Company increased the quarterly cash dividend on its common stock by 50 percent to 26.25 cents per share from 17.5 cents per share. The dividend is payable on Sept. 1, 2010 to shareholders of record on Aug. 23, 2010. Cummins last raised its dividend in July 2008.

•     Cummins negotiated a $1.24 billion, four-year credit facility to replace its previous $1.1 billion line of credit, which was set to expire in 2011. The revolver, combined with the Company’s strong cash balance, ensures that Cummins will have adequate liquidity over the next several years.

•     Moody’s Investor Service raised the Company’s senior unsecured debt rating from Baa3 to Baa2 and said the rating outlook remains “stable.” In raising its investment grade rating, Moody’s cited Cummins’ ability to “maintain solid debt protection measures despite the most severe downturn in the North American medium and heavy-duty truck industry, and the broader weakening in the global economy.”

•     Cummins also was recognized for its long-term return to shareholders recently by Bloomberg BusinessWeek magazine, which ranked Cummins’ stock performance 12th among the Standard & Poor’s 500 companies from March 2005- March 2010.

Second quarter details (all comparisons to same period in 2009)

Engine Segment

•         Sales - $1.9 billion, up 45 percent

•         Segment EBIT – $197 million, or 10.4 percent of sales, compared to a loss of $4 million. EBIT percentage is a quarterly record for the Engine segment.

•         Total on-highway sales increased 36 percent

o        Global heavy-duty truck engine sales declined 14 percent as result of transition to 2010 EPA-compliant engines in North America, where unit sales declined 58 percent.

o        Medium-duty truck and bus sales increased 47 percent on strength of international markets and North American share gains

o        Light-duty auto and RV sales more than tripled from very low base in 2009 when Chrysler ceased truck production for several weeks as part of its reorganization efforts

•         Industrial sales increased 49 percent

o        Construction sales increased 111 percent led by infrastructure investments in emerging markets such as China

o        Mining sales increased 32 percent

Power Generation

•         Sales – $708 million, up 16 percent

•         Segment EBIT – $76 million, or 10.7 percent of sales, compared to $41 million or 6.7 percent of sales

•         Commercial Products sales rose 20 percent; Commercial Projects up 24 percent; Consumer sales increased 48 percent; Generator Technologies sales were flat; and Power Electronics down 6 percent

•         Sales gains led by India, China, Latin America and Russia. North American sales declined 16 percent

Components

•         Sales – $729 million up 45 percent

•         Segment EBIT – $75 million, or 10.3 percent of sales, compared to a loss of $10 million. EBIT percentage was a quarterly record for the Components segment.

•         Turbo Technologies sales  increased by 69 percent; Emission Solutions rose 53 percent, Fuel Systems up 41 percent, Filtration up 26 percent

•         Higher volumes, increased product content on the aftertreatment product and manufacturing productivity improvements contributed to EBIT gain

Distribution

•         Sales – $576 million, an increase of 24 percent

•         Segment EBIT – $69 million, or 12 percent of sales, compared to $55 million, or 11.9 percent of sales

•         Consolidation of Western Canada distributor contributed 13 percent growth in revenue

•         Organic growth of 7.5 percent from global aftermarket and industrial engine sales and service in support of construction and mining markets

Presentation of Non-GAAP Financial Information

EBIT is a non-GAAP measures used in this release.  EBIT is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information

Cummins management will host a teleconference to discuss these results today at 10 a.m. EDT. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. The Company reported net income attributable to Cummins Inc. of $428 million on sales of $10.8 billion in 2009. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at http://twitter.com/cummins.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.